Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-175901

PR	OSPECTUS SUPPLEMENT

(To Prospectus dated September 9, 2011)

$60,000,000

RAIT Financial Trust

7.625% Senior Notes due 2024

We are offering $60,000,000 principal amount of our 7.625% Senior Notes due 2024 (the “notes”). The notes will mature on April 15, 2024. We will pay interest on the notes quarterly in arrears on January 15th, April 15th, July  15th and October 15th of each year, commencing on July 15, 2014. Prior to April 15, 2017, the notes will not be redeemable. On or after April 15, 2017, we may redeem the notes, in whole or in part, at any time or from time to time at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes—Optional Redemption” in this prospectus supplement. Upon a Fundamental Change, we will be required to make an offer to repurchase all outstanding notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in this prospectus supplement. The notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior in right of payment to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). If the application is approved, we expect trading in the notes on the NYSE to begin within 30 days after the notes are first issued. The notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not reflected in the trading price. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013.

	Per Note	Total
Price to the public(1)	100%	$60,000,000
Underwriting discounts and commissions	3.75%	$2,250,000
Proceeds to RAIT Financial Trust (before expenses)	96.25%	$57,750,000

(1)	Plus accrued interest, if any, from April 14, 2014.

We have granted the underwriters the option to purchase up to an additional $9,000,000 principal amount of notes on the same terms and conditions set forth above if the underwriters sell more than $9,000,000 principal amount of notes in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form through The Depository Trust Company will be made on or about April 14, 2014.

Joint Book-Running Managers

Barclays	Deutsche Bank Securities	Credit Suisse	Keefe, Bruyette & Woods
A Stifel Company

Senior Co-Managers

Ladenburg Thalmann & Co. Inc.	William Blair

Co-Managers

Compass Point	Drexel Hamilton	MLV & Co.

Prospectus Supplement dated April 7, 2014

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (Registration No. 333-175901) that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may offer to sell any combination of the securities described in the base prospectus in one or more offerings up to an aggregate dollar amount of $600,000,000. The accompanying prospectus provides you with a general description of the securities we may offer, some of which do not apply to this offering. Each time we offer securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in the base prospectus. You should read both this prospectus supplement and the accompanying prospectus, including all documents incorporated by reference herein and therein.

This prospectus supplement provides specific details regarding the offering of the notes described herein. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein include important information about us and the notes, as well as other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in this prospectus supplement under the heading “Incorporation of Certain Information by Reference.”

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These statements may be made directly in this prospectus supplement or the accompanying prospectus or they may also be incorporated by reference in this prospectus supplement or the accompanying prospectus from other documents filed by us with the SEC and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The risk factors discussed in this prospectus supplement and the accompanying prospectus and those discussed and identified in our Annual Report on Form 10-K for the year ended December 31, 2013, and our other public filings with the SEC, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the dates, respectively, of this prospectus supplement, the accompanying prospectus and our other public filings incorporated by reference in this prospectus supplement and the accompanying prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirely by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation of Certain Information by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is also made to such registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus supplement or the accompanying prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2013 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 1, 2014, incorporated by reference therein); and

•	our Current Reports on Form 8-K filed on January 10, 2014, January 13, 2014, January 17, 2014, January 31, 2014, February 4, 2014, February 28, 2014, March 25, 2014 and March 27, 2014.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus supplement and prior to the completion or termination of the offering made pursuant to this prospectus supplement are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to such Form 8-K).

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You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Senior Vice President and Managing Director-Corporate Communications

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 243-9000

The statements that we make in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and the accompanying prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus supplement and the accompanying prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

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SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. You should carefully read the risk factors in the section titled “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the documents and financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus (see “Incorporation of Certain Information by Reference”). Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional notes.

Unless otherwise indicated or the context requires otherwise, references to “RAIT”, “we”, “us”, and “our” refer to RAIT Financial Trust and its subsidiaries.

The Company

We are a multi-strategy commercial real estate company. Our vertically integrated platform originates commercial real estate loans, acquires commercial real estate properties and invests in, manages, services and advises on commercial real estate-related assets. We offer a comprehensive set of debt financing options to the commercial real estate industry along with asset and property management services. We also own and manage a portfolio of commercial real estate properties and manage real estate-related assets for third parties. We are a self-managed and self-advised Maryland real estate investment trust formed in August 1997, that commenced operations in January 1998.

Corporate Information

Our offices are located at Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 and our telephone number is (215) 243-9000. Our web address is http://www.rait.com. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus any information on or linked to our website, which is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to RAIT Financial Trust and not to its consolidated subsidiaries.

Issuer	RAIT Financial Trust, a Maryland real estate investment trust.

Notes Offered	$60.0 million in aggregate principal amount of 7.625% Senior Notes due 2024. We will issue the notes in denominations of $25 and integral multiples of $25 in excess thereof.

Over-Allotment Option	The underwriters may also purchase from us up to an additional $9.0 million in aggregate principal amount of notes to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

Maturity	April 15, 2024, unless earlier repurchased or redeemed.

Interest	7.625% per year. Interest will accrue from April 14, 2014 and will be payable quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year, beginning on July 15, 2014.

Optional Redemption	Prior to April 15, 2017, the notes will not be redeemable. On or after April 15, 2017 and prior to the maturity date, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed).

Repurchase of Notes by Us Upon a Fundamental Change

If a Fundamental Change (as defined in “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash any or all of their notes, or any portion of the principal amount thereof that is equal to $25 or an integral multiple of $25 in excess thereof. The price we are required to pay is equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date (unless the repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the repurchase price will be equal to 101% of the principal amount of the notes to be repurchased).

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any notes are outstanding, we will provide to holders and prospective holders of notes, without cost, information that is substantially similar to the information that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto.

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•

equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated, including, but not limited to, our 7.00% Convertible Senior Notes due 2031 (the “2031 Notes”) and our 4.00% Convertible Senior Notes Due 2033 (the “2033 Notes”);

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior in right of payment to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

As of December 31, 2013, our total consolidated indebtedness was approximately $2.1 billion, of which an aggregate of approximately $149.1 million was indebtedness of ours (all of which was unsecured and represented indebtedness under our 2031 Notes and our 2033 Notes) and of which an aggregate of approximately $1.9 billion was indebtedness of our subsidiaries (approximately $85.9 million of which we have guaranteed). After giving effect to the issuance of the notes (assuming no exercise by the underwriters of their option to purchase additional notes), our total consolidated indebtedness would have been approximately $2.16 billion. See “Capitalization.”

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $57.5 million (or $66.2 million if the underwriters exercise in full their option to purchase additional notes), after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from the sale of the notes for working capital and general trust purposes. See “Use of Proceeds.”

Certain Covenants	Except as described below, the indenture governing the notes will not contain any financial covenants. Accordingly, the indenture governing the notes will not restrict our or our subsidiaries’ ability to pay dividends, incur liens, sell less than substantially all of our assets, enter into transactions with affiliates, enter into sale-leaseback transactions, enter into agreements that restrict the ability of our subsidiaries to make distributions to us or make investments, issue or repurchase our other securities or secure indebtedness with the assets, stock or equity interests of our subsidiaries.

We will not, and will not permit any of our subsidiaries to, incur any Debt, other than Intercompany Debt, including that which is subordinate in right of payment to the notes, if, immediately after giving pro forma effect to the incurrence of such Debt and the application of the proceeds thereof, our Fixed Charge Coverage Ratio would be less than 1.2x or if our Consolidated Leverage Ratio would be greater than 80%. For definitions of the terms “Debt,” “Intercompany Debt,” “Fixed Charge Coverage Ratio” and “Consolidated Leverage Ratio,” see “Description of Notes—Certain Definitions.”

After the date the notes are first issued, if we issue senior unsecured debt securities in an aggregate principal amount equal to or greater than $250.0 million pursuant to an indenture that contains financial covenants that are different than the financial covenants applicable to the notes, we will amend the indenture with respect to the notes, without the consent of holders of the notes, so that the financial covenants applicable to such senior unsecured debt securities replace the financial covenants applicable to notes.

Other than as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger or Asset Sale,” the indenture governing the notes does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Book-entry Form	The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated notes, except in limited circumstances.

Listing	We intend to apply to list the notes on the NYSE. If the application is approved, we expect trading in the notes on the NYSE to begin within 30 days after the notes are first issued.

Trading	The notes are expected to trade “flat,” meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not reflected in the trading price.

Additional Material U.S. Federal Income Tax Considerations	For a discussion of the U.S. federal income tax considerations of the holding and disposition of the notes, see the information appearing in this prospectus supplement under the heading “Additional Material U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” filed as Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2013.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association.

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risks. Before making an investment decision, you should carefully read and consider the risk factors in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and the risk factors described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. Any of these risks, if they actually occur, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to the Notes

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including our 2033 Notes and 2031 Notes. However, the notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. As of December 31, 2013, on an unconsolidated basis, RAIT’s total indebtedness was approximately $149.1 million all of which was unsecured, and represented indebtedness under its 2033 Notes and 2031 Notes, and RAIT had guaranteed approximately $85.9 million of its subsidiaries’ indebtedness.

Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make any funds available for that purpose. Consequently, the notes also will be effectively subordinated to all liabilities, whether secured or unsecured, and all preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any subsidiary, RAIT, as an equity owner of such subsidiary, and therefore holders of RAIT’s debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors. As of December 31, 2013, the total liabilities (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) of RAIT’s subsidiaries was approximately $1.9 billion.

The provisions of the indenture governing the notes restrict, but do not eliminate, our and our subsidiaries’ ability to incur additional indebtedness, whether secured or unsecured.

We are a holding company whose principal assets are the equity interests we hold in our subsidiaries. We will depend upon our subsidiaries to provide us with substantially all of the funds to meet our obligations under the notes.

We are a holding company, and we conduct our operations principally through our subsidiaries. We derive substantially all our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, largely depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Dividends, loans, or other distributions from our subsidiaries to us also may be subject to contractual and other restrictions (including restrictions or limitations on our ability to repatriate funds from our foreign subsidiaries), are dependent upon results of operations of our subsidiaries, and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and in the future we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in the indentures governing the notes and our other debt instruments, some of which may be secured debt. As described under “Description of Notes—Financial Covenants,” the terms of the indenture governing the notes will restrict, but will not eliminate, our and our subsidiaries’ ability to incur additional debt, secure existing or future debt, recapitalize our debt or take a number of other actions that could have the effect of diminishing our ability to make payments of principal, premium, if any, and interest on the notes when due.

We may not have the ability to raise the funds necessary to repurchase the notes upon a Fundamental Change.

At maturity, the entire principal amount of the notes then outstanding, plus any accrued and unpaid interest, will become due and payable by us. Holders of the notes will also have the right to require us to repurchase the notes upon the occurrence of a Fundamental Change (as defined in “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), in each case, at 101% of their principal amount plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” We may not have enough available cash or be able to obtain financing at the time we are required to make required repurchases of notes surrendered therefor or to meet our other obligations with respect to the notes. In addition, our ability to repurchase the notes or to pay cash upon the maturity of the notes may be limited by law, by regulatory authority, by agreements governing our existing or future indebtedness or by restrictions on the ability of our subsidiaries to make distributions to us. Our failure to repurchase surrendered notes at a time when such repurchase is required by the indenture governing the notes or to pay any cash payable at maturity of the notes as required by the indenture governing the notes would constitute a default under such indenture and would permit holders of the notes to accelerate our obligations under the notes. Such a default may lead to a default under the agreements governing our other existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the notes. Our 2031 Notes and 2033 Notes contain substantially similar repurchase features, and may also require cash payments upon conversion. Accordingly, our obligation to repurchase the 2031 Notes or the 2033 Notes or to pay cash upon conversion of the 2031 Notes or 2033 Notes could adversely affect our liquidity and our ability to make payments of interest and premium, if any, on the notes when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

If there were a payment event of default under any of the agreements relating to our outstanding indebtedness or an acceleration of such indebtedness, in each case in respect of indebtedness having an aggregate principal amount of more than $25 million, the holders of the notes could declare all amounts outstanding under the notes to be immediately due and payable. We cannot assure you that our cash flows or assets would be sufficient to fully repay the notes and our other outstanding indebtedness in the event of any such payment default or any such acceleration.

There are limited covenants and protections in the Indenture.

Except as described below, the indenture will not contain any financial covenants. Accordingly, the indenture will not restrict our or our subsidiaries’ ability to pay dividends, incur liens, sell less than substantially all of our assets, enter into transactions with affiliates, enter into sale-leaseback transactions, enter into agreements that restrict the ability of our subsidiaries to make distributions to us or make investments, issue or repurchase our other securities or secure indebtedness with the assets, stock or equity interests of our subsidiaries.

We will not, and will not permit any of our subsidiaries to, incur any Debt, other than Intercompany Debt, including that which is subordinate in right of payment to the notes, if, immediately after giving pro forma effect to the incurrence of such Debt and the application of the proceeds thereof, our Fixed Charge Coverage Ratio would be less than 1.2x or if our Consolidated Leverage Ratio would be greater than 80%. Accordingly, the indenture governing the notes restricts, but does not eliminate, our and our subsidiaries’ ability to incur indebtedness, including indebtedness that would be senior to the notes. The incurrence of additional indebtedness could have the effect of diminishing our ability to make payments of principal, premium, if any, and interest on the notes when due and payable.

For definitions of the terms “Debt,” “Intercompany Debt,” “Fixed Charge Coverage Ratio” and “Consolidated Leverage Ratio,” see “Description of Notes—Certain Definitions.”

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a Fundamental Change, holders of the notes will have the right to require us to repurchase their notes. However, the right to require us to repurchase the notes upon a Fundamental Change will not afford protection to holders of notes if other transactions occur that are not deemed to be Fundamental Changes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a Fundamental Change requiring us to repurchase the notes. If we are involved in any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes and our ability to make payments of principal, premium, if any, and interest on the notes.

An active trading market may not develop for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

The notes are a new issue of securities and there is no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the price you receive if you sell will be favorable.

We intend to apply to list the notes on the NYSE. If the application is approved, we expect trading in the notes on the NYSE to begin within 30 days after the notes are first issued; however, we cannot make any assurance as to:

•	whether the application to the NYSE with respect to the notes will be approved;

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes on the NYSE or otherwise; or

•	the price at which the holders would be able to sell their notes.

If a trading market were to develop, the future trading prices of the notes would depend on many factors, including prevailing interest rates, our credit ratings, if any, and the credit rating of the notes published by major rating agencies, if the notes are rated in the future, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the notes does not develop or does not continue, the market price and liquidity of the notes is likely to be adversely affected and notes traded after their purchase may trade at a discount from their purchase price.

The notes are expected to trade “flat,” meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not reflected in the trading price. Any portion of the trading price of a note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on disposition of the notes. See “Additional Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

We may be unable to repay the principal amount of the notes at maturity.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. We cannot assure you that we will have sufficient funds or will be able to arrange for necessary financing on acceptable terms to pay the principal amount due. In that case, our failure to repay the notes at maturity would constitute an event of default under the indenture governing the notes.

Redemption may adversely affect your return on the notes.

On or after April 15, 2017, we will have the right to redeem some or all of the notes prior to maturity, as described under “Description of Notes—Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes is likely to decline.

In addition, the trading prices of the notes will be directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency rates any of our or our subsidiaries’ debt in the future or downgrades or withdraws any such rating, or puts us or any of our subsidiaries on credit watch, the trading price of the notes is likely to decline.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the notes, and the market interest rates subsequently increase, the market value of the notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $57.5 million (or approximately $66.2 million if the underwriters exercise their option in full to purchase additional notes), after deducting the underwriting discount and the estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the notes for working capital and general trust purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations from our consolidated statements of operations, as adjusted for fixed charges, and fixed charges represent interest expense from our consolidated statements of operations.

	For the Years Ended December 31,
	2013		2012		2011		2010	2009
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)	2.1x	—	(1)

(1)	The dollar amounts of deficiencies for the years ended December 31, 2013, 2012, 2011 and 2009 were $285.4 million, $168.3 million, $38.5 million, and $440.1 million, respectively.

CAPITALIZATION

The following table shows our cash and cash equivalents and our capitalization as of December 31, 2013:

•	on an actual basis;

•

on a pro forma basis giving effect to (a) the issuance and sale by us of $16.75 million aggregate principal amount of 2033 Notes on January 8, 2014 pursuant to a partial exercise of the over-allotment option granted to the underwriters of our December 2013 underwritten public offering of 2033 Notes, (b) a one-time cash payment of approximately $1.5 million to an affiliate of Barclays Capital Inc., a representative of the underwriters of this offering, pursuant to a capped call transaction related to the 2033 Notes, (c) the issuance and sale by us of 10,000,000 common shares in connection with our January 2014 underwritten public offering of common shares, (d) the issuance of an aggregate of 895,598 common shares subsequent to December 31, 2013 pursuant to our common share ATM program and our dividend reinvestment and share purchase plan and in connection with grants, vesting and exercises of equity awards issued pursuant to our 2008 Incentive Award Plan, (e) the issuance and sale by us of 1,400,000 Series D preferred shares on March 27, 2014 pursuant to a securities purchase agreement dated October 1, 2012, and (f) the increase of noncontrolling interest of approximately $53.4 million associated with the January 2014 common stock issuance by Independence Realty Trust, Inc; and

•

on an as adjusted basis, after giving effect to the issuance and sale by us of the notes in this offering (assuming no exercise of the underwriters’ option to purchase additional notes), after deducting the underwriting discounts and commissions and our estimated offering expenses.

This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

	Actual	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
	(in thousands)
Cash and cash equivalents	$88,847	$277,871	$335,371

Indebtedness(1)	$2,086,401	$2,101,970	$2,161,970
Series D cumulative redeemable preferred shares, $0.01 par value per share, 4,000,000 shares authorized, 2,600,000 shares issued and outstanding (actual) and 4,000,000 shares issued and outstanding (pro forma)	52,970	74,229	74,229
Equity:
Shareholders’ equity:
Preferred shares, $0.01 par value per share, 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share, 4,069,288 shares issued and outstanding (actual and pro forma)	41	41	41
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share, 2,288,465 shares issued and outstanding (actual and pro forma)	23	23	23
8.875% Series C cumulative redeemable preferred shares, liquidation preference $25.00 per share, 1,640,100 shares issued and outstanding (actual and pro forma)	17	17	17
Series E cumulative redeemable preferred shares, no shares issued and outstanding (actual and pro forma)	—	—	—
Common shares, $0.03 par value per share, 200,000,000 shares authorized, 71,447,437 shares issued and outstanding (actual) and 82,343,035 shares issued and outstanding (pro forma)(2)	2,143	2,470	2,470
Additional paid in capital	1,920,455	2,005,627	2,005,627
Accumulated other comprehensive income (loss)	(63,810)	(63,810)	(63,810)
Retained earnings (accumulated deficit)	(1,257,306)	(1,257,306)	(1,257,306)

Total shareholders’ equity	601,563	687,062	687,062
Noncontrolling interests	34,127	87,533	87,533

Total equity	635,690	774,595	774,595

Total capitalization	$2,775,061	$2,950,794	$3,010,794

(1)	The 2033 Notes have a cash settlement provision and, accordingly, pursuant to ASC 470-20, the 2033 Notes issued in January 2014 are bifurcated into a debt component and an equity component. Of the $16.8 million aggregate principal amount of 2033 Notes outstanding, approximately $15.6 million is allocated to the debt component and approximately $1.2 million is allocated to the equity component. The debt component is reported in the line item “Indebtedness,” above, and the equity component is reported in the line item “Additional paid in capital,” above. The resulting discount on the debt component, or $1.2 million, will be amortized to interest expense using the effective interest method over the life of the 2033 Notes.
(2)	Excludes common shares issuable pursuant to outstanding warrants and share appreciation rights and upon conversion of the 2031 Notes and the 2033 Notes.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture, dated December 10, 2013, between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture with respect to the 2033 Notes, dated December 10, 2013, as further supplemented by a second supplemental indenture with respect to the notes, to be dated as of the date of the initial issuance of the notes. In this section, we refer to the base indenture as supplemented by the first and second supplemental indentures, collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this section, we use capitalized words to signify terms that are specifically defined in the indenture. You can find the definitions of certain terms used in this description under “—Certain Definitions.” Certain defined terms used in this description but not defined under “—Certain Definitions” have the meanings assigned to them in the indenture. You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our,” “us,” and the “Company” refer only to RAIT Financial Trust and not to its subsidiaries.

General

In general, the notes:

•	will be our general unsecured, senior obligations;

•	will initially be limited to an aggregate principal amount of $60,000,000 (or $69,000,000 if the underwriters exercise in full their option to purchase additional notes);

•	will bear cash interest from April 14, 2014 at an annual rate of 7.625% payable on January 15th, April 15th, July 15th and October 15th of each year, beginning on July 15, 2014;

•

will be subject to redemption at our option, in whole or in part, at any time on or after April 15, 2017, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•

will be subject to repurchase by us at the option of the holders following a Fundamental Change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date;

•	will mature on April 15, 2024, unless earlier redeemed or repurchased by us;

•	will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof;

•

will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see “—Book-entry, Settlement and Clearance”); and

•	are expected to be listed on the NYSE within 30 days after the notes are first issued.

None of our subsidiaries, affiliates or any other person has guaranteed the payment of principal, premium, if any, or interest on the notes or has any other obligation in connection with the notes.

Except as described under “—Financial Covenants,” the indenture will not contain any financial covenants. Accordingly, the indenture will not restrict our or our subsidiaries’ ability to pay dividends, incur liens, sell less than substantially all of our assets, enter into transactions with affiliates, enter into sale-leaseback transactions, enter into agreements that restrict the ability of our subsidiaries to make distributions to us or make investments, issue or repurchase our other securities or secure indebtedness with the assets, stock or equity interests of our subsidiaries. As described under “—Financial Covenants,” the indenture restricts, but does not eliminate, our and our subsidiaries’ ability to incur indebtedness, including indebtedness that would be senior to the notes. Other than as described below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger or Asset Sale,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Further Issuances

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if the additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. No additional notes may be issued if an event of default (as defined under “—Events of Default”) has occurred and is continuing with respect to the notes.

Listing

We expect to list the notes on the NYSE within 30 days after the notes are first issued.

Trading Characteristics of the Notes

We expect the notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the notes that is not included in their trading price. Any portion of the trading price of a note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on disposition of the notes. See “Additional Material U.S. Federal Income Tax Considerations” below.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), redemption or registration of transfer or exchange, if surrendered to any person other than the Trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the Trustee for cancellation. All notes delivered to the Trustee shall be cancelled promptly by the Trustee in accordance with its customary procedures. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased to be surrendered to the Trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar

This section replaces the description set forth under “Description of Debt Securities—Payment and Transfer” in the accompanying prospectus.

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the Trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant Regular Record Date (as defined below under “—Interest”), by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Exchange, Registration and Transfer

In addition to the limitations described under “Description of Debt Securities—Exchange, Registration and Transfer” in the accompanying prospectus, we will not be required to register the transfer of or exchange of any note surrendered for required repurchase, except any portion of such note being repurchased in part.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 7.625% per year until maturity. Interest on the notes will accrue from April 14, 2014 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year (each, an “Interest Payment Date”), beginning on July 15, 2014.

Interest will be paid to the person in whose name a note is registered at the close of business on January 1st, April 1st, July 1st and October 1st, as the case may be, immediately preceding the relevant Interest Payment Date (each, a “Regular Record Date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months.

If any Interest Payment Date, the maturity date or any earlier Fundamental Change Repurchase Date of a note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. The term “Business Day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include special interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated, including, but not limited to, the 2031 Notes and the 2033 Notes. The notes will effectively rank junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will rank structurally junior in right of payment to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of December 31, 2013, our total consolidated indebtedness was approximately $2.1 billion, of which an aggregate of approximately $149.1 million was indebtedness of ours (all of which was unsecured and represented indebtedness under our 2031 Notes and our 2033 Notes and of which an aggregate of approximately $1.9 billion was indebtedness of our subsidiaries (approximately $85.9 million of which we have guaranteed)). After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been approximately $2.16 billion.

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to April 15, 2017, the notes will not be redeemable. On or after April 15, 2017 and prior to the maturity date, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 calendar days’ notice before the redemption date to the Trustee, the paying agent and each holder of notes. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such Regular Record Date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a Business Day.

If we decide to redeem fewer than all of the outstanding notes, the Trustee will select the notes to be redeemed (in principal amounts of $25 or integral multiples of $25 in excess thereof) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate in accordance with DTC procedures.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a Fundamental Change (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash any or all of their notes, or any portion of the principal amount thereof that is equal to $25 or an integral multiple of $25 in excess thereof. The price we are required to pay is equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such Regular Record Date, and the Fundamental Change Repurchase Price will be equal to 101% of the principal amount of the notes to be repurchased). The Fundamental Change Repurchase Date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Fundamental Change Company Notice as described below.

A “Fundamental Change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination) as a result of which our common shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common shares will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction shall not be a Fundamental Change pursuant to this clause (2);

(3) “continuing trustees” (as defined below) cease to constitute at least a majority of our board of trustees; or

(4) our shareholders approve any plan or proposal for the liquidation or dissolution of us.

The term “continuing trustee” means a trustee who either was a member of our board of trustees on the date of this prospectus supplement or who becomes a member of our board of trustees subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing trustees on our board of trustees at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of trustees in which such individual is named as nominee for trustee.

On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the Trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting repurchase right (a “Fundamental Change Company Notice”). Such notice shall state, among other things:

•	the events causing a Fundamental Change;

•	the date of the Fundamental Change;

•	the last date on which a holder may exercise its repurchase right;

•	the Fundamental Change Repurchase Price;

•	the Fundamental Change Repurchase Date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such Fundamental Change Company Notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, holders of the notes must deliver, on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice (a “Fundamental Change Repurchase Notice”), to the paying agent. Each Fundamental Change Repurchase Notice must state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $25 or an integral multiple of $25 in excess thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any Fundamental Change Repurchase Notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the Fundamental Change Repurchase Notice.

We will be required to repurchase the notes on the Fundamental Change Repurchase Date. Holders will receive payment of the Fundamental Change Repurchase Price on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the Fundamental Change Repurchase Price of the notes on the Fundamental Change Repurchase Date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Fundamental Change Repurchase Price).

In connection with any repurchase offer pursuant to a Fundamental Change Company Notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a Fundamental Change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the Fundamental Change Repurchase Price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a Fundamental Change in certain circumstances involving a significant change in the composition of our board of trustees, including in connection with a proxy contest where our board of trustees does not endorse a dissident slate of trustees but approves them for purposes of the definition of “continuing trustees” above.

The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change Repurchase Price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a Fundamental Change.” If we fail to repurchase the notes when required following a Fundamental Change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Financial Covenants

We will not, and will not permit any our subsidiaries to, incur any Debt (as defined under “—Certain Definitions”), other than Intercompany Debt (as defined under “—Certain Definitions”), including that which is subordinate in right of payment to the notes, if, immediately after giving pro forma effect to the incurrence of such Debt and the application of the proceeds thereof, our Fixed Charge Coverage Ratio (as defined under “—Certain Definitions”) would be less than 1.2x or if our Consolidated Leverage Ratio (as defined under “—Certain Definitions”) would be greater than 80%.

Except as described in the immediately preceding paragraph, the indenture does not include financial covenants that would limit or restrict our or our subsidiaries’ ability to pay dividends, incur liens, sell less than substantially all of our assets, enter into transactions with affiliates, enter into sale-leaseback transactions, enter into agreements that restrict the ability of our subsidiaries to make distributions to us or make investments, issue or repurchase our other securities or secure indebtedness with the assets, stock or equity interests of our subsidiaries.

After the date the notes are first issued, if we issue senior unsecured debt securities in an aggregate principal amount equal to or greater than $250.0 million pursuant to an indenture that contains financial covenants that are different than the financial covenants applicable to the notes, we will amend the indenture with respect to the notes, without the consent of holders of the notes, so that the financial covenants applicable to such senior unsecured debt securities replace the financial covenants applicable to notes. See “—Modification of the Indenture.”

Consolidation, Merger or Asset Sale

This section replaces the description set forth under “Description of Debt Securities—Specific Terms of Each Series of Debt Securities in the Prospectus Supplement—Consolidation, Merger or Asset Sale” in the accompanying prospectus.

We may consolidate with, or sell, lease, convey or transfer all or substantially all of our assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such entity (if other than us) shall expressly assume by supplemental indenture all of our obligations under the notes and the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	an officers’ certificate and legal opinion covering these conditions shall be delivered to the Trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Fundamental Change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

This section replaces the description set forth under “Description of Debt Securities—Events of Default and Remedies” in the accompanying prospectus.

Each of the following is an “event of default” with respect to the notes:

•

default in the payment of any principal amount or any redemption price or repurchase price (including, but not limited to, the Fundamental Change Repurchase Price) due with respect to the notes, when the same becomes due and payable;

•	default in payment of any interest (including special interest, if any) under the notes, which default continues for 30 days;

•	our failure to provide a Fundamental Change Company Notice as described under “Fundamental Change Permits Holders to Require Us to Repurchase Notes” when due, which default continues for five days;

•	our failure to comply with our obligations under “Financial Covenants” and “—Consolidation, Merger or Asset Sale”;

•

our failure to comply with any other term, covenant or agreement in the notes or the indenture upon our receipt of notice of such default from the Trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal when due on, or any other default resulting in the acceleration of, other indebtedness of ours or of any significant subsidiary of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, prior to written notice of acceleration of the notes;

•

failure by us or any of our significant subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 30 days; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

As used in the indenture, “significant subsidiary” means a significant subsidiary of ours as defined in Regulation S-X promulgated under the Securities Act, provided that it shall not include (i) any entity consolidated by us where we hold 50 percent or less of the voting power of such entity or (ii) any bankruptcy remote, special purpose entity, used to securitize assets and consolidated by us, whose indebtedness is without recourse to us.

We are required to notify the Trustee promptly in writing upon becoming aware of the occurrence of any default under the indenture known to us. The Trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the notes notice of all uncured defaults known to it. However, the Trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest (including special interest, if any) on the notes, if the Trustee, in good faith, determines that the withholding of such notice is in the interest of the holders. We are also required to deliver to the Trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs with respect to us, the principal amount of the notes and accrued and unpaid interest (including special interest, if any) on the outstanding notes will automatically become due and payable. If any other event of default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest (including special interest, if any) on the outstanding notes to be due and payable immediately. Thereupon, the Trustee may, in its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the Trustee, may rescind and annul such declaration (except with respect to nonpayment of principal or interest) if:

•	such rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

•

interest on overdue installments of interest (including special interest, if any) (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances (including those of its agents and counsel); and

•

all events of default (other than the non-payment of the principal amount and any accrued and unpaid interest and special interest, if any, that have become due solely by such declaration of acceleration) have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of the principal (including the redemption price, repurchase price or Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest (including special interest), if any, on, its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the Trustee, subject to limitations specified in the indenture. No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including special interest, if any), on the notes, unless:

•	the holder has given the Trustee written notice of an event of default;

•

the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy, and offer security or indemnity reasonably satisfactory to the Trustee against any costs, liability or expense of the Trustee incurred or to be incurred in pursuing the remedy;

•	the Trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the Trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes during the 60 calendar day period.

The holders of a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest (including special interest, if any) on any note when due;

•

our failure to pay the redemption price on the redemption date in connection with a redemption by us or the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date in connection with a repurchase by us in connection with a Fundamental Change; or

•	our failure to comply with any of the provisions of the indenture, the non-compliance with which would require the consent of the holder of each outstanding note affected.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to (i) the failure to comply with the reporting obligations in the indenture described under “—Reports” below or (ii) our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will, for the first 365 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 365th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 365th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to (i) the failure to comply with reporting obligations in the indenture described under “—Reports” below or (ii) our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the Trustee and paying agent in writing of such election on or before the close of business on the date on which such event of default first occurs.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of any such portion.

Modification of the Indenture

This section replaces the description set forth under “Description of Debt Securities—Specific Terms of Each Series of Debt Securities in the Prospectus Supplement—Modification of Indentures” in the accompanying prospectus.

Subject to certain exceptions, we and the Trustee may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of each holder of outstanding notes affected is required with respect to any amendment which would:

•	impair or adversely affect the manner of calculation or rate of accrual of interest (including special interest) on the notes or change the time of payment thereof;

•	make the notes payable in money or securities other than that stated in the notes;

•	change the stated maturity of the notes;

•	reduce the principal amount, redemption price or Fundamental Change Repurchase Price with respect to the notes;

•	make any change that impairs or adversely affects the rights of a holder to require us to repurchase the notes;

•	impair the right to institute suit for the enforcement of any payment with respect to the notes;

•	change our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to maintain an office or agency for payment and presentation of notes;

•	make the notes subordinate in right of payment to any other indebtedness;

•	reduce the percentage in aggregate principal amount of notes outstanding required to modify or amend the indenture; or

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions under the indenture.

Without the consent of any holder of notes, we and the Trustee may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•

to provide for the assumption of our obligations to the holders of the notes in accordance with the terms of the indenture if any reclassification or change of our common shares or any consolidation, merger or sale of all or substantially all of our property or assets occurs;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to add guarantees with respect to the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•

to cure any ambiguity, omission, defect or inconsistency in the indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of trustees, adversely affect the interests of the holders of notes in any material respect;

•

to add or modify any provision with respect to matters or questions arising under the indenture which we may deem necessary or desirable and which will not adversely affect the interests of the holders of the notes in any material respect as evidenced in an officers’ certificate; or

•

to make any change to the indenture or the notes to conform the terms thereof to the “Description of Notes” section in this prospectus supplement, as supplemented by the related pricing term sheet, as evidenced in an officers’ certificate to the Trustee.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

This section replaces the description set forth under “Description of Debt Securities—Satisfaction and Discharge; Defeasance” in the accompanying prospectus.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the Trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any Fundamental Change Repurchase Date or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of notes upon the written request of that holder. Neither the Trustee nor the paying agent will be responsible or liable for our calculations.

Inapplicable Provisions of the Base Indenture

The provisions described under “Description of Debt Securities—Provisions Relating only to the Subordinated Debt Securities” in the accompanying prospectus will not apply to the notes.

Reports

The indenture will provide that during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any notes are outstanding, we will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of notes, without cost to such holders, copies of annual reports and quarterly reports containing information that is substantially similar to the information that is required to be contained in such reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto and (ii) promptly, upon request, supply copies of such reports to any prospective holder of notes. We will mail (or otherwise provide) the information to the holders of notes within five days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer as such term is defined in Rule 12b-2 under the Exchange Act.

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR; however, the Trustee will have no responsibility to determine whether such filing via EDGAR has been made.

Trustee

Wells Fargo Bank, National Association will be the Trustee, registrar and paying agent. If an event of default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Wells Fargo Bank, National Association, in each of its capacities, including without limitation as Trustee, registrar and paying agent, assumes no responsibility or liability for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, Settlement and Clearance

This section replaces the description set forth under “Description of Debt Securities—Book Entry, Delivery and Form” in the accompanying prospectus.

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests.

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we, the Trustee nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Capitalized Lease Obligations” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Consolidated Leverage Ratio” means, with respect to any Person on any date, the ratio of (i) Total Liabilities to (ii) Total Assets.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Debt” means, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Debt of others secured by a lien on the property of such Person, whether or not the respective Debt so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Debt of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Debt of such Person; (i) Debt of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (l) all obligations of such Person under Financing Leases.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for the four consecutive fiscal quarters of such Person most recently ended, excluding the effects of interest expense, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed Charge Coverage Ratio” means, with respect to any Person, at any date of determination, the ratio of EBITDA to Interest Expense for the four consecutive fiscal quarters of such Person most recently ended.

“GAAP” means United States generally accepted accounting principles consistently applied as in effect from time to time.

“Intercompany Debt” means Debt to which the only parties are the Company or any of its Subsidiaries, or Debt owed to the Company arising from routine cash management practices, but only so long as such Debt is held solely by the Company or any of its Subsidiaries.

“Interest Expense” means, with respect to any Person for any period, total interest expense, both expensed and capitalized, of such Person and its Subsidiaries for such period with respect to all outstanding Debt of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated basis in accordance with GAAP, net of interest income of such Person and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP).

“Recourse Debt” means, for any Person on any date, without duplication, the indebtedness of such Person (and its consolidated Subsidiaries) for which such Person (and its consolidated Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and environmental indemnities).

“Subsidiary” or “Subsidiaries” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Total Assets” means, with respect to any Person on any date, all amounts that would be included under total assets on a balance sheet of such Person and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Liabilities” means, with respect to any Person on any date, all amounts that would be included under total liabilities on a balance sheet of such Person and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes. We discuss the taxation of our company as a real estate investment trust (“REIT”) in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2013 which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Ledgewood, a professional corporation, has acted as our tax counsel, has reviewed this summary and the discussion incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2013 and is of the opinion that the discussion contained herein fairly summarizes the U.S. federal income tax consequences that are likely to be material to a holder of the notes. The discussion in this section and the discussion incorporated by reference in this prospectus supplement and the accompanying prospectus do not purport to be a complete analysis of all the potential tax considerations relating to the notes or our taxation as a REIT. This information is based on the Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS (except with respect to the taxpayer that received the ruling), and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in these discussions, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Because this discussion and the discussion incorporated by reference in this prospectus supplement and the accompanying prospectus apply to all holders and address only the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a trust, an estate, a cooperative, a regulated investment company, a financial institution, an insurance company, a holder of our notes through a partnership or similar pass-through entity, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or, except as set forth below under “—Taxation of Holders of the Notes—Non-U.S. Holders,” non-U.S. tax considerations;

•	this summary deals only with notes that are held as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as tax advice.

You should review the following discussion and the discussion incorporated by reference in this prospectus supplement and the accompanying prospectus, and consult with your tax advisor, to determine the effect of the acquisition, ownership and disposition of our notes on your individual tax situation, including any state, local or non-U.S. tax consequences.

Taxation of Holders of the Notes

U.S. Holders

A “U.S. Holder” is a beneficial holder of notes, who is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisor regarding the consequences of the purchase, ownership and/or sale or other disposition of the notes by the partnership.

Treatment of Stated Interest. Stated interest on the notes will be treated as “qualified stated interest” and will be taxable to U.S. Holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceeds the issue price of the instrument by more than a de minimis amount (as determined under applicable Treasury regulations), the holder may be required to recognize additional interest as “original issue discount,” sometimes referred to as “OID.” We do not expect that the notes will be issued with more than a de minimis amount of OID. As a result, the notes will not be treated as being issued with OID.

Additional interest. As described under the heading “Description of Notes—Events of Default,” we may elect to pay you additional interest in certain circumstances. According to the applicable Treasury regulations, the possibility of a change in the interest rate on the notes will not affect the amount or timing of interest income recognized by a holder of a note if the likelihood of the change, as of the date the notes are issued, is remote. We intend to take the position that the likelihood of the payment of additional interest with respect to the notes is remote and do not intend to treat that possibility of a change in the interest rate as affecting the yield to maturity of the notes. Accordingly, any additional interest payable to holders of the notes in that event should be includible in gross income by a U.S. Holder at the time the payment is paid or accrues in accordance with the U.S. Holder’s regular method of tax accounting. Our determination that such possibility is a remote contingency is binding on you, unless you explicitly disclose to the IRS on your tax return for such year during which you acquire the notes that you are taking a different position. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income on the notes and our deduction with respect to the payments of additional interest.

If we elect to pay additional interest, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional interest with respect to the notes.

Sale, exchange, redemption or other taxable disposition of notes. A U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less an amount equal to any accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and your tax basis in the note. Your initial tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If you are taxed at individual rates and, at the time of the sale, exchange, redemption or other taxable disposition, have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited under the Code. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the holder’s initial tax basis in the notes, reduced by the amount of any payments received by the U.S. Holder, other than payments of qualified stated interest.

Medicare 3.8% net investment income tax. Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on some or all of their “net investment income,” which generally will include interest realized with respect to the notes, and any net gain recognized upon a sale or other taxable disposition of a note. Prospective purchasers should consult their tax advisors regarding the applicability of this tax in respect of their ownership of notes.

Backup withholding and information reporting. Backup withholding at the applicable statutory rate (28%) may apply when U.S. Holders receive interest payments on a note or proceeds from the sale or other disposition of a note. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any U.S. Holder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•	the U.S. Holder fails to report interest and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the U.S. Holder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding on cash payments of principal and premium, if any, and interest and on the gross proceeds from dispositions of notes.

A U.S. Holder of notes who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to any U.S. Holder, that holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the holder’s U.S. federal income tax liability as long as the U.S. Holder provides the required information to the IRS. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required annually to furnish the IRS and U.S. Holders of notes information relating to the amount of interest paid on the notes, and that information reporting may also apply to payments of proceeds from the sale of the notes to those U.S. Holders. Some U.S. Holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Holders

The term “non-U.S. Holder” means a beneficial owner of a note (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes or a tax-exempt entity) that is not a U.S. Holder.

Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest. Interest paid to a non-U.S. Holder will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, and the non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all our voting shares;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of a trade or business; and

•	provides the appropriate certification as to the non-U.S. Holder’s foreign status.

This certification requirement generally can be met by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent at the time of the initial purchase and at all subsequent times required by the Treasury regulations. If the notes are held through a financial institution or other agent acting on behalf of the non-U.S. Holder, such holder may be required to provide appropriate documentation to his or her agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If the non-U.S. Holder does not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest that is effectively connected with a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), however, would not be subject to a 30% withholding tax so long as the non-U.S. Holder provides us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, if the non-U.S. Holder is a foreign corporation and the payment of interest is effectively connected with the conduct of a U.S. trade or business, the non-U.S. Holder may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, the non-U.S. Holder must provide a properly executed IRS Form W-8BEN before the payment of interest and the non-U.S. Holder may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Additional interest. Absent further relevant guidance from the IRS, we intend to treat payments of additional interest, if any, made to non-U.S. Holders (as described above under “Description of Notes—Events of Default”) as subject to U.S. federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we or our paying agent receive a properly executed and updated IRS Form W-8BEN or an IRS Form W-8ECI from such non-U.S. Holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under applicable treaty or that such payments are effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business. If we withhold tax from any payment of additional interest made to a non-U.S. Holder and such payments were determined not to be subject to U.S. federal income tax, such holder generally would be entitled to a refund from the IRS on any tax withheld.

Sale, exchange or other taxable disposition of notes. A non-U.S. Holder generally will not be subject to U.S. federal income and withholding taxes on any amount that constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a note, unless any of the following is true:

•	the investment in the notes is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business;

•

the non-U.S. Holder (i) is a nonresident alien individual holding the notes as a capital asset, (ii) is present in the United States for 183 or more days in the taxable year within which the sale, exchange or other taxable disposition takes place, and (iii) certain other requirements are met; or

•	the non-U.S. Holder is subject to provisions of U.S. tax laws applicable to certain U.S. expatriates.

If you are a non-U.S. Holder described in the first bullet point above, the net gain derived from the retirement or disposition of your notes generally would be subject to U.S. federal income tax at the rate applicable to U.S. persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation’s conduct of a U.S. trade or business. If you are a non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax (or lower rate under an applicable treaty) on the gain derived from the retirement or disposition of your notes, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. If you are a non-U.S. Holder described in the third bullet point above, we encourage you to consult your tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

FATCA withholding. Recent legislation, recently finalized Treasury regulations and IRS guidance impose U.S. withholding tax on interest payments for payments made after June 30, 2014 and gross proceeds (including payments of principal) of interest-bearing obligations for payments made after December 31, 2016 to certain foreign financial institutions and non-financial foreign entities (or U.S. Holders holding through foreign accounts or foreign intermediaries) if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. Pursuant to the Treasury regulations and recent IRS guidance, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014. Therefore, unless the notes are “significantly modified” after July 1, 2014, it is expected that the notes will be exempt from this new withholding regime. We will not pay any additional amounts in respect of amounts withheld.

Backup withholding and information reporting. Information reporting requirements and backup withholding generally will not apply to payments on a note to a non-U.S. Holder if the certification described under “—Non-U.S. Holders—Interest” is duly provided by such holder, provided that the withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker: (i) is a U.S. person; (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (iii) is a controlled foreign corporation within the meaning of the Code; or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described above under “—Non-U.S. Holders—Interest” or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of a note under the backup withholding rules will be refunded or credited against the non-U.S. Holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

UNDERWRITING

Under the terms of, and subject to the conditions in, an underwriting agreement, the underwriters named below, for whom Barclays Capital Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Keefe, Bruyette & Woods, Inc. are acting as the representatives, have severally agreed to purchase from us the principal amount of the notes indicated below:

Names	Principal Amount of Notes
Barclays Capital Inc.	$15,600,000
Deutsche Bank Securities Inc.	15,600,000
Credit Suisse Securities (USA) LLC	9,600,000
Keefe, Bruyette & Woods, Inc.	9,600,000
Ladenburg Thalmann & Co. Inc.	3,000,000
William Blair & Company, L.L.C.	3,000,000
Compass Point Research & Trading, LLC	1,200,000
Drexel Hamilton, LLC	1,200,000
MLV & Co. LLC	1,200,000

Total	$60,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to certain conditions, including the delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the notes, if they purchase any of the notes. However, the underwriters are not committed to take or pay for the notes covered by the underwriters’ over-allotment option described below.

Commissions and Discounts

The underwriters initially propose to offer the notes at a price of 100% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.8% of the principal amount of the notes ($0.45 per note), plus accrued interest from the original issue date of the notes, if any. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price as a percentage of principal amount, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

		Total
	Per Note	Without Option	With Option
Public offering price	100%	$60,000,000	$69,000,000
Underwriting discounts and commissions	3.75%	$2,250,000	$2,587,500
Proceeds, before expenses, to us	96.25%	$57,750,000	$66,412,500

The expenses of this offering, not including the underwriting discounts and commissions, are estimated to be $250,000 and are payable by us.

Option to Purchase Additional Notes

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, from time to time, in whole or in part, to purchase up to an additional $9,000,000 aggregate principal amount of the notes at the initial offering price less the underwriting discount, to cover over-allotments.

No Sales of Similar Securities

During a period of 60 days from the date of this prospectus, we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, purchase any option or contract to sell, sell or grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities issued or guaranteed by us that are substantially similar to the notes or any securities convertible into or exercisable or exchangeable for such debt securities, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of debt securities issued or guaranteed by us, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of debt securities issued or guaranteed by us that are substantially similar to the notes or securities convertible into or exercisable or exchangeable for such debt, in cash or otherwise, (iii) file any registration statement under the Securities Act with respect to any of the foregoing, or (iv) publicly disclose the intention to do any of the foregoing. The foregoing restrictions shall not apply to (A) the notes to be sold hereunder or (B) the filing with the SEC of a universal shelf registration statement on Form S-3 covering the registration of up to $1.0 billion of our securities, which may include, among other securities, debt securities issued or guaranteed by us that are substantially similar to the notes and the securities that are convertible into or exercisable or exchangeable for such debt securities.

Stabilization, Short Positions, Market Making and Trading

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions include, without limitation, bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, or if the underwriters sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option that we have granted to the underwriters. Purchases of a security to stabilize the price or reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

Neither the underwriters nor we make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

New Listing of Notes; No Active Market

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE. If the application is approved, we expect trading in the notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the notes.

Prior to the offering, there has been no active market for the notes. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

Indemnification

We have agreed pursuant to the terms of the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the U.S. securities laws, or to contribute to any payments the underwriters may be required to make for such liabilities.

Electronic Distribution

A prospectus supplement and the accompanying prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific principal amount of notes for sale to online brokerage account holders. The representatives will make any such allocation on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by such underwriter or any selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Extended Settlement

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us and our affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

In particular, we are engaged in customary financing arrangements with affiliates of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, two of the representatives of the underwriters. Furthermore, an affiliate of Barclays Capital Inc. acts as a hedge counterparty in connection with certain capped call transactions that we have entered into in connection with the issuance of our 2033 Notes.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The underwriters shall be deemed to have represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus supplement is for distribution only to, and is only Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the notes may otherwise lawfully be communicated (all such persons together being referred to as ‘‘relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

EXPERTS

The audited consolidated financial statements and schedules, and management’s assessment of the internal control over financial reporting incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain matters with respect to Maryland law will be passed upon for us by Duane Morris LLP, Baltimore, Maryland. In addition, certain legal matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. The description of the federal income tax consequences appearing in and incorporated by reference in this prospectus supplement and in the accompanying prospectus is based on the opinion of Ledgewood. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP.

PROSPECTUS

RAIT FINANCIAL TRUST

$600,000,000

Common Shares of Beneficial Interest

Preferred Shares of Beneficial Interest

Warrants

Debt Securities

This prospectus contains a general description of the securities which we may offer for sale. We will provide the specific terms of the securities we sell in one or more supplements to this prospectus or other offering materials.

You should read this prospectus, any prospectus supplement and any other offering materials carefully before you invest.

Our common shares are listed for trading on the New York Stock Exchange under the symbol “RAS.” On September 8, 2011, the last reported sale price of our common shares on the New York Stock Exchange was $3.60 per share.

Investing in our securities involves risk. You should read the sections entitled “Risk Factors” on page 7 in this prospectus and in our filings with the Securities and Exchange Commission that are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q for a discussion of factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 9, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this registration process, over the three year period (or such longer period permitted under SEC rules) from the effective date of the registration statement, we may sell any combination of our common shares of beneficial interest, or common shares, preferred shares of beneficial interest, or preferred shares, warrants exercisable for other securities of ours and debt securities. The terms of these offerings will be determined at the time of sale. We refer to the common shares, preferred shares, warrants and debt securities collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus or other offering materials. This prospectus describes some of the general terms that may apply to these securities. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering materials together with the additional information described in the section of the prospectus entitled “Where You Can Find More Information.” We are not making an offer of our securities in any state where the offer or solicitation is not authorized. References in this prospectus to “we”, “us” and “our” are to RAIT Financial Trust, unless the context otherwise requires inclusion of our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The risk factors discussed in this prospectus, any prospectus supplement and any other offering materials and those discussed and identified in in item 1A of our most recent annual report on Form 10-K and our other public filings with the SEC, which we incorporate by reference in this prospectus, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is also made to such registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2010 filed on February 25, 2011, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on March 22, 2011.

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 filed on May 5, 2011 and for the quarterly period ended June 30, 2011 filed on August 5, 2011.

•	Current Reports on Form 8-K filed on January 10, 2011, January 24, 2011, January 28, 2011, March 21, 2011, March 22, 2011, May 23, 2011 and July 1, 2011.

•	The description of our common shares of beneficial interest, or common shares, contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

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The description of our 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series A preferred shares, contained in our Registration Statement on Form 8-A/A dated April 12, 2004.

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The description of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series B preferred shares, contained in our Registration Statement on Form 8-A/A dated October 26, 2004.

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The description of our 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series C preferred shares, contained in our Registration Statement on Form 8-A dated June 29, 2007.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of this registration statement and on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 243-9000

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

OUR COMPANY

We are a vertically integrated commercial real estate company capable of originating, investing in, managing, servicing, trading and advising on commercial real estate-related assets. We offer a comprehensive set of debt financing options to the commercial real estate industry along with fixed income trading and advisory services. We also own and manage a portfolio of commercial real estate properties and manage real estate-related assets for third parties. We are a self-managed and self-advised Maryland real estate investment trust, or REIT, formed in August 1997, that commenced operations in January 1998. Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and our telephone number is (215) 243-9000. Our internet address is http://www.raitft.com. We do not incorporate by reference into this prospectus any material from our website.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement or in this prospectus, together with all the other information contained or incorporated by reference in this prospectus or in an applicable prospectus supplement. In particular, you should consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 and the quarterly period ended June 30, 2011, which are incorporated by reference in this prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

The following description of our common shares and preferred shares sets forth certain general terms and provisions of the common shares and preferred shares to which any prospectus supplement may relate. The terms of our declaration of trust and by-laws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Under our declaration of trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. As of September 8, 2011, we had outstanding 38,937,828 common shares, 2,760,000 Series A preferred shares, 2,258,300 Series B preferred shares and 1,600,000 Series C preferred shares. Our board of trustees may amend our declaration of trust by a majority vote to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to increase or decrease the number of shares in any class that we have authority to issue.

Common Shares

Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in “Restrictions on Ownership and Transfer” below, and the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

•	each common share entitles the holder to one vote on matters voted on by common shareholders;

•	common shares do not have cumulative voting rights;

•	distributions are payable as and when authorized by our board of trustees;

•	holders of common shares generally are not liable for our debts;

•

if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

•	common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

Our declaration of trust specifies the vote required for our security holders to take certain actions. The affirmative vote of a majority of our outstanding voting shares (which includes our common shares and, to the extent set forth below, our preferred shares) is required before our board of trustees may take any action to revoke our election to be taxed as a REIT. A trustee may be removed by a two-thirds vote of our outstanding voting shares. Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. Our shareholders may vote to terminate our existence by a two-thirds vote of our outstanding voting shares. A majority of all the votes entitled to be cast on the matter is required in order for us to merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of our property.

Preferred Shares

The following description sets forth general terms and provisions of our authorized preferred shares. Any preferred shares issued under this registration statement will be issued as one or more new series of preferred shares, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred shares, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of beneficial interests;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

Our outstanding Series A preferred shares, Series B preferred shares and Series C preferred shares rank senior to common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on common shares unless full cumulative dividends due on these preferred shares have been paid (other than any payment necessary to maintain our qualification as a REIT). If we liquidate, dissolve or wind up, holders of the preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of common shares. Holders of the preferred shares generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the preferred shareholders, voting as a single class, have the right to elect two additional trustees to our board of trustees. This right continues until all dividends accumulated on the preferred shares have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each trustee elected by preferred shareholders expires upon cure of the preferred dividend default. As of the date of this prospectus, no dividends on these preferred shares are in arrears.

The description of preferred shares above and the description of the terms of a particular series of preferred shares above or in a prospectus supplement are not complete. You should refer to the articles supplementary with respect to a series of preferred shares for complete information concerning the terms of that series. A copy of the articles supplementary for each new series of preferred shares will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

Our board of trustees may authorize the issuance of additional series of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of common shareholders. The issuance of preferred shares, which may provide flexibility in connection with possible acquisitions and other trust purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of common shares to decline or impair the voting and other rights of the holders of common shares.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. Our declaration of trust contains provisions that restrict the ownership and transfer of shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limitation.”

The ownership limitation provides that, in general:

•	no person may own more than 8.3% of our outstanding common shares, and

•	no person may own more than 9.8% of any series of our outstanding preferred shares.

However, Resource America, Inc., or Resource America, which was our sponsor at the time of our formation, may own up to 15%, in number of shares or value, of our common shares. Resource America has advised us that it did not own any of our common shares as of the date of this prospectus.

Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. Our board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our qualification as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT qualification. We require no such waiver or opinion with respect to Resource America’s ownership rights since they arise from specific provisions of our declaration of trust.

Any person who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our qualification as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

Our declaration of trust provides that if any purported transfer of shares results in

•	any person violating the ownership limitation,

•	our being “closely held” under Section 856(h) of the Internal Revenue Code,

•	our common and preferred shares being owned by fewer than 100 persons, or

•	our owning 10% or more of a tenant of our real property,

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

Shares exceeding the ownership limitation transfer automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where a violation of the ownership limitation results from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

In addition, we may purchase any shares held in the trust for the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

•	the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

Every owner of more than 5% (or any lower percentage set by U.S. federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on our qualification as a REIT and to ensure compliance with the ownership limitation.

Transfer Agent

The transfer agent for our common shares is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any preferred shares or warrants we may offer pursuant to a supplement to this prospectus.

Possible Anti-Takeover Effect of Certain Provisions of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees, the restrictions on ownership and transfer of shares and the provision of our bylaws requiring that we receive advance notice of any person to be nominated by a shareholder for election as a trustee for the nominee to be eligible for election could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for shareholders or that the shareholders otherwise may believe to be desirable.

No Shareholder Rights Plan

We currently do not have a shareholder rights plan.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement or any other offering materials and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement or any other offering materials. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Reference is made to each prospectus supplement or any other offering materials for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

We may issue debt securities in one or more series.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. Each of the open-ended indentures is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of the debt securities;

•	the co-issuers of the debt securities, if any;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the entities specified in the prospectus supplement may unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by all subsidiaries other than “minor” subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the senior indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the senior indebtedness of the issuer. “Senior indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer’s assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring entity must assume the issuer’s obligations under the indenture; and

•	immediately after giving effect to the transaction, no event of default may exist.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the Indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive an event of default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certified notes;

•

to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•

in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of us, any co-issuer or guarantor, as applicable;

•	to add or release co-issuers pursuant to the terms of the indenture;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, materially adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional events of default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise indicated in the prospectus supplement, an “event of default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 90 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency or reorganization of an issuer; or

•	any other event of default provided under the terms of the debt securities of that series.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. The indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, trustees, directors, officers, employees, unitholders, shareholders or stockholders of any issuer or any guarantor will have any liability for the obligations of the issuers or any guarantors under the indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective with respect to violations of federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series may be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•

we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement within any applicable grace period or the maturity of such senior indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of senior indebtedness that we, any co-issuer or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York, or DTC. This means that we would not issue certificates to each holder. Instead, one or more global debt securities would be issued to DTC, which would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, ordirect participants, deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

We will wire all payments on global debt securities to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on global debt securities, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, with respect to principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into each indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if it is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, if it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST

AND BYLAWS

Board of Trustees

Our declaration of trust requires us to have no fewer than three and no more than nine trustees. A majority of our trustees must be “independent trustees.” The declaration of trust defines an independent trustee as one who, during the preceding two years, has not:

•	been an affiliate of Resource America, Brandywine Construction & Management, Inc., or Brandywine, or their affiliates,

•	been one of our or our subsidiaries’ officers, or

•	had a material business or professional relationship with us or our subsidiaries, Resource America, Brandywine or their affiliates.

The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

Our declaration of trust provides that a trustee may be removed, with or without cause, by a vote of two-thirds of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an “interested shareholder,” or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an “interested shareholder” became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of our outstanding voting shares, and

•	two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that our board of trustees approves or exempts prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are our employees. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted from the Maryland control share acquisition statute by our declaration of trust or bylaws.

Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

Amendment of Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by a majority vote of our outstanding voting shares, except that provisions relating to the trustees, the ownership limitation and restrictions on transfer, amendments to the declaration of trust and our dissolution and termination may only be amended by a vote of two-thirds of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares or the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Meetings of Shareholders

Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

Advance Notice of Nominations of Trustees and New Business

At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in our bylaws. At any special meeting of shareholders, only the business specified in the notice of meeting may be brought before the meeting.

Dissolution

Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

Indemnification; Limitations of Trustees’ and Officers’ Liability

Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Our declaration of trust, consistent with Maryland law, permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers, or any individual who, while a trustee, serves or has served, at our request, as a trustee, director, officer, partner or otherwise at another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The indemnification covers any claim or liability to which such person may become subject, or which such person may incur, by reason of his service in such capacity.

Maryland law permits a Maryland REIT to indemnify, and advance expenses to, its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify, and reimburse the expenses of, their directors, officers, employees and agents. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland REIT may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking to repay the amount reimbursed if the standard of conduct was not met.

We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

Maryland law provides that Maryland statutory real estate investment trusts that have a class of equity securities registered under the Exchange Act and have at least three outside trustees can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the trust’s declaration of trust and bylaws. For example, the board of trustees may, by electing to cause our company to be subject to the applicable statutory provisions and notwithstanding the trust’s declaration of trust or bylaws:

•	classify our board of trustees,

•	provide that a special meeting of shareholders will be called only at the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of trustees,

•	provide that a trustee may be removed only by a vote of the holders of two-thirds of the shares entitled to vote, and

•

retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a trustee and permit a trustee to serve for the balance of the unexpired term instead of until the next annual meeting of shareholders.

Our board has not elected to cause our company to be subject to any of the foregoing provisions, though our declaration of trust already contains provisions similar to some of these statutory provisions. A board of trustees may implement all or any of these provisions without amending the trust’s declaration of trust or bylaws and without shareholder approval. A Maryland statutory real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the provisions of the statute, except to the extent such implementation would conflict with certain voting rights of our outstanding series of preferred shares. If implemented, these provisions could discourage offers to acquire our shares and could make more difficult completion of an unsolicited takeover offer.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations before minority interests from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense from our consolidated statements of operations.

	Six months ended June 30, 2011	Year ended December 31,
		2010	2009		2008		2007		2006
		(unaudited)
Ratio of earnings to combined fixed charges	— (1)	2.2x	—	(1)	—	(1)	—	(1)	2.2x

(1)	The dollar deficiencies for the six months ended June 30, 2011 and for the years ended December 31, 2009, 2008 and 2007 were $8.4 million, $440.1 million, $617.1 million and $436.0 million respectively.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED SHARE DIVIDENDS

Our ratio of earnings to combined fixed charges and preferred share dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income from continuing operations before minority interests from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense and preferred share dividends represent income or loss allocated to preferred shares from our consolidated statements of operations.

	Six months ended June 30, 2011		Year ended December 31,
			2010	2009		2008		2007		2006
			(unaudited)
Ratio of earnings to combined fixed charges and preferred share dividends	—	(1)	1.9x	—	(1)	—	(1)	—	(1)	1.9x

(1)	The dollar deficiencies for the six months ended June 30, 2011 and for the years ended December 31, 2009, 2008 and 2007 were $15.2 million, $453.8 million, $630.8 million and $447.8 million respectively.

USE OF PROCEEDS

Except as otherwise set forth in a supplement to this prospectus or in other offering materials we may use, we intend to use the net proceeds from the sale of our securities for general trust purposes, which may include repayment or redemption of indebtedness, redemption of preferred equity, capital expenditures and working capital. Except as otherwise set forth in a supplement to this prospectus or in other offering materials we may use, pending any of these uses, the net proceeds of a sale will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including, in case of our equity securities, sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act to or through a market maker or directly into an existing trading market, on an exchange or otherwise, for shares.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act,

•	directly to one or more purchasers, and

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants.

The prospectus supplement or any other offering materials we may use for a particular offering will set forth the distribution method, the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement or any other offering materials relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or through agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commission payable by us to the agent, in a prospectus supplement or other offering materials. Unless otherwise indicated in the prospectus supplement or any other offering materials relating to the offering, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Any common shares sold pursuant to a prospectus supplement or any other offering materials will be listed on the New York Stock Exchange or other national securities exchange. Preferred shares, warrants and debt securities may or may not be listed on a national securities exchange.

EXPERTS

The audited consolidated financial statements and schedules, and management’s assessment of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

With respect to the unaudited consolidated interim financial information for the three month periods ended March 31, 2011 and 2010 and the three and six month periods ended June 30, 2011 and 2010 incorporated by reference in this prospectus and elsewhere in the registration statement, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.

LEGAL OPINIONS

The legality of the securities has been passed upon for us by Duane Morris LLP, Baltimore, Maryland. In addition, certain tax and other matters have been passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. In particular, we have received the opinion of Ledgewood to the effect that, for our taxable years ended December 31, 1998 through December 31, 2010, our organization and current and proposed method of operation have enabled us to qualify as a REIT and will continue to enable us to qualify as a REIT for our taxable year ended December 31, 2011 and in the future. Investors should be aware that the opinion of Ledgewood is based on customary assumptions and is conditioned upon factual representations made by us and our subsidiary that has also elected REIT status, Taberna Realty Finance Trust, regarding our respective organization, assets, present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will continue to operate in a manner that will continue to make such representations true for subsequent taxable years. In addition, Ledgewood’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Ledgewood’s opinion is not binding upon the Internal Revenue Service or any court. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Ledgewood will not review our compliance with those tests on a continuing basis. Accordingly, we cannot assure you that our actual results of operations for any particular taxable year will satisfy such requirements.

$60,000,000

RAIT Financial Trust

7.625% Senior Notes due 2024

Prospectus Supplement

April 7, 2014

Barclays

Deutsche Bank Securities

Credit Suisse

Keefe, Bruyette & Woods

A Stifel Company

Ladenburg Thalmann & Co. Inc.

William Blair

Compass Point

Drexel Hamilton

MLV & Co.